Exhibit 10.1

CONTRACT FOR SALE AND PURCHASE OF COMMODITIES

Contract No. WVH-1007

Date: July 1, 2010

Seller:	WorldVest, Inc. dba WorldVest Hurricane Resources 295 Madison Ave, 12th Floor New York, NY 10017 Garrett K. Krause, Chairman and CEO Tel: +1-310-880-8233 Fax: +1-310-919-3116	Buyer:	Tianjin Metallurgical No.1 Iron & Steel Group 928 Dagu South Road, HeXi District Tianjin, PRC Li Gouren Tel: +86-22 88264382 Fax: +86-22 88264382
THIS CONTRACT FOR SALE AND PURCHASE OF COMMODITIES (the “Agreement”) and all subsequently accepted SUPPLIER ADDENDUM’S (the “Supplier Addendum”) are entered into among WorldVest, Inc. dba WorldVest Hurricane Resources (the “Seller”) and Tianjin Metallurgical No.1 Iron & Steel Group (the “Buyer”), whereby Buyer agrees to buy and Seller agrees to sell the under-mentioned commodities on the terms and conditions stated in this Agreement and each Supplier Addendum attached to this Agreement.

WHEREAS this Agreement will be structured in two official parts: (i) The Agreement, which will outline the general terms and conditions of the Agreement between the Buyer and the Seller; and (ii) The Supplier Addendum’s, which will outline the details from various commodities sourced by the Seller and offered to the Buyer under this agreement.  This agreement will also include commodities to be provided directly through WorldVest Hurricane Resources, and/or its subsidiaries and joint ventures, which has begun to acquire and develop a series of minerals reserves through several Global Mine Development Partnerships with initial targets located in Chile, Mexico and Brazil.

It is agreed that this Agreement will represent an official Contract for Sale and Purchase of a Commodity, subject to the addition of a seller accepted Supplier Addendum, which will provide all details of the Commodity supply (See Sample Supplier Addendum Attached to this Agreement).

Each Supplier Addendum will be officially attached to this Agreement through the following approval process:

i.
  Seller will provide Buyer with a Supplier Addendum for Commodity along with the following information: type of commodity, period and quantity, specifications, price, payment terms, documentation, possible shipping terms and all other individual supplier transaction details.

ii.
  Upon acceptance of this Supplier Addendum the Seller will enter into a contract with the Supplier under the terms and conditions outlined and previously accepted by the Buyer though official acceptance of the Supply Addendum.

iii.	Upon acceptance by Buyer and Seller of the Supplier Addendum including the release of the Supplier Contract Condition the Agreement and Supplier Addendum will constitute an official binding contract.

iv.	Once the Supplier Addendum is official the Buyer shall open an Irrevocable, documentary sight Letter of Credit under the terms and conditions agreed to in the Addendum.

v.	All other provisions of the Agreement and Supplier Addendum will be now in effect and execution of the transaction closing will commence.

AND WHEREAS the term of this agreement will be for an eleven (11) year period with extensions agreed to upon mutual agreement and benefit of both parties.  There will be separate terms defined for each commodity supply, which will be outlined individually within the respective Supplier Addendum.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

AND THEREFOR the following sections of this Agreement along with all terms and conditions outlined in the Supplier Addendum will be part of the agreement for all terms and conditions agreed to between the Buyer and Seller:

Clause 1. Terms of Agreement:

Commodity

It is hereby agreed that the Buyer agrees to buy Iron Ore Fines, Lumps and Pellets as individually agreed through a series of official Supplier Addendums individually attached to this Agreement as mentioned above.

Monthly Quantity

It is hereby agreed that the buyer will buy various commodities from the Seller, including but not limited to Iron Ore.

-
At this time the Buyer agrees to purchase from Seller on a monthly basis, up to a minimum of 1,000,000 metric tons of Iron Ore and Seller agrees to provide said Iron Ore from its own sources and reserves.

-	There is no maximum quantity for any additional Commodities, as these will be outlined individually through each Supplier Addendum.

Contract Price:

It is hereby agreed that the Contract Price for Iron Ore shall be determined upon the opening of each Letter of Credit (“L/C”) pursuant to the terms of this Contract.  The Contract Price shall be based on a calculated CIF Market Price (See CIF Market Price Calculation) for such goods based immediately preceding the date of each respective L/C and shall be fixed for the duration of said L/C.  The price shall be determined in U.S. dollars on a per metric ton of goods sold basis, Inco terms 2000 - CIF Port China.  The Parties shall mutually agree upon this price by signing a Price Addendum at the time of the issuance of each L/C and attaching said addendum to this document as an integral part of the Contract between the Buyer and Seller.  This Price will mandate over the Soft Offer contract and FCO contract.  Should, at any time during the term of this Agreement, this agreed price fall below USD$100.00 per metric ton, the Seller shall have the option to delay delivery of subsequent shipments until such a time as it determines said deliveries become financially viable based on current production and shipping rates.

CIF Market Price Calculation:

The CIF Market Price Calculation will be calculated as the international CIF market price fro Iron Ore at the time of opening the LC for monthly purchase quantity.

Market Adjustment Discount:

If during the period of the opening of the LC and the final delivery to China the CIF Market Price using the above CIF Market Price Calculation drops more than 10% of from our Contract Price the parties agree to a maximum price adjustment discount of 5%.

Quantity and Infrastructure Development Period:

The Buyer shall allow the Seller a Quantity and Infrastructure Development Period “Development Period” of twelve (12) months for the Seller to make necessary project investment necessary to meet the Iron Ore delivery projections of this agreement.  Accordingly, during this Development Period, the Seller may deliver fractional amounts of the monthly contract amount outlined above and the Buyer agrees to buy said fractional amounts delivered subject to the terms and conditions of the respective Supplier Addendum.

Other:

Commodity Detail, Period and Quantity, Specifications, Payment Terms, Documentation, Shipping Terms (where applicable) and all other individual supplier details will be outlined in each Supplier Addendum, which, once accepted, will become part of this Agreement.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 2. Confidentiality

A.
Each party (“receiving party”) undertakes that, in order to protect the proprietary interest of the other party (“disclosing party”) in the disclosing party’s trade secrets and confidential information, it will not during the term of this Agreement not at any time thereafter, either use or exploit in any manner, or directly or indirectly divulge or disclose to others any of the disclosing party’s trade secrets and confidential information. The receiving party shall treat all trade secrets and confidential information disclosed to it as strictly confidential and only use such trade secrets and confidential information for the purposes of this Agreement.

B.
Each party shall ensure that its directors, officers, employees, agents, representatives, affiliates and attorneys comply at all times with this confidentiality undertaking which shall continue for a period of two years after the termination or cancellation of this Agreement.

C.
Upon the termination or cancellation of this Agreement, any party may demand the return of confidential information relating to it by notice in writing to the other party, and the other party shall, and shall cause its representatives to, return all documents containing confidential information that have been provided by the party demanding the return of confidential information (or on its behalf), and destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the confidential information, except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities.  Such return or destruction shall take place as soon as practicable after the receipt of such notice.

Clause 3. Representations and Warranties

On the date of this Agreement and on the date of each shipment pursuant to the Supplier Addendum, Seller represents and warrants that:

(i)
it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in each jurisdiction in which any act will be performed by it pursuant to this Agreement;

(ii)	it has all regulatory approvals necessary for it to perform legally its obligations under this Agreement;

(iii)
the execution, delivery and performance of this Agreement and any Supplier Addendums are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any applicable law to it;

(iv)
this Agreement and attached Supplier Addendums constitutes a legally valid and binding obligation enforceable against it in accordance with its terms except to the extent that its enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other similar law affecting the enforcement of creditors’ rights or by general principles of equity;

(v)	there are no bankruptcy proceedings pending or being contemplated by it, or to its knowledge, threatened against it;

(vi)	the Goods are in accordance with the guaranteed levels of the specification, as set forth herein according to the Supplier Addendums.

(vii)	the Goods shall be delivered to Buyer at the load ports within the agreed shipment period according to the Supplier Addendums.

(viii)	Seller will convey to Buyer good title to all such Goods, free and clear of any and all security interests and other liens and encumbrances according to the terms of the Supplier Addendum; and

(ix)	the Goods will be free of hazardous materials including but not limited to radioactive contaminations according to the Supplier Addendum.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 4. Termination

A.	Buyer shall be entitled to give a notice of termination of this Agreement to Seller upon the occurrence of any of the following events:

(i)
any sum due from Seller hereunder is not paid at the time, in the currency or in the manner specified herein, and such failure is not remedied within twenty (20) Business Days following receipt from Buyer of notice of non-payment;

(ii)	Seller takes any corporate action or other steps are taken by Seller or legal proceedings are started by Seller:

a.
under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization (whether judicial or extrajudicial) or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization (whether judicial or extrajudicial), winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; or

b.
seeking appointment of a judicial manager, receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Party shall make a general assignment for the benefit of its creditors;

(iii)	there shall be commenced against Seller any case, proceeding or other action of a nature referred to in clause (ii) above;

(iv)
there shall be commenced against Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief;

(v)	Seller shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii), or (iv) above;

(vi)	Seller shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(vii)
Seller fails to perform or comply with any material obligation imposed on it in this Agreement and, if capable of remedy, such failure continues for a period of twenty (20) days after receipt of notice from Buyer specifying the breach and requiring it to be remedied;

B.
Upon the notice of termination delivered hereunder becoming effective, this Agreement shall terminate (such time and date, the “Early Termination Date”), and thereupon all amounts due and payable and all other obligations accrued hereunder as of the Early Termination Date shall automatically become due and payable, and Buyer may exercise all its rights and remedies under this Agreement or in accordance with all applicable laws.

(i)
Remedies:  In addition to any other remedies available under this Agreement or applicable law, if Seller shall, in breach of this Agreement, fail to make one or more shipments, then until such failure is cured in full, Buyer shall be entitled to seek damages from Seller or purchase Goods equal in quantity to such shipments from one or more third parties, in private or public sales, as a unit or in parcels.

(ii)
Notwithstanding the foregoing, in no event shall Buyer be liable for special, indirect, punitive, exemplary or consequential damages, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

Clause 5. Arbitration of Disputes; Governing Law.

A.
Arbitration. The parties agree that disputes arising out of or in connection with this Agreement between Seller and Buyer or any of their respective successors and assigns and any of their directors, employees, control persons and agents, whether arising prior to, on or subsequent to the date hereof, shall be determined by arbitration. If the parties are unable to settle any dispute arising out of or in connection with this Agreement through negotiations within thirty days, such dispute shall be submitted to arbitration in New York City in accordance with the rules of the American Arbitration Association at 140 West Street, New York, New York (“AAA”).  The arbitral tribunal shall consist of three arbitrators; each party shall appoint one arbitrator and the third arbitrator shall be appointed by both parties with mutual agreement as the presiding arbitrator.  The arbitral award shall be final and binding upon both parties.  The losing party shall bear the expenses of arbitration, unless otherwise awarded by the AAA.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

B.
Governing Law.  This Agreement shall be construed and the obligations of the parties hereunder shall be determined in accordance with the laws of the State of New York (without regard to any conflict of laws provisions thereof and excluding the United Nations Convention for the International Sale of Goods and any other international treaties relating to the international sale of goods).

C.
Jurisdiction.  Subject to subparagraph (A) of this section, each party to this Agreement hereby waives trial by jury and irrevocably consents to the personal jurisdiction of the courts of the State of New York and of the United States of America sitting in the Borough of Manhattan in the Southern District of New York, in any action to compel arbitration, application for judgment on an arbitration award, action to enforce an arbitral award or similar action that, in each case is not within the scope of subparagraph (A) of this section, and also hereby irrevocably waives any defense of improper venue or forum non-conveniens to any such action brought in either of those Courts.

D.
Waiver of Immunity.  To the extent that a party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and the extent that in any jurisdiction there shall be attributed such immunity, such party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

E.
Service of Process by Mail.  Each party hereby irrevocably consents to the service by certified or registered mail, return receipt requested, to be sent to its address stated herein or to such other address as it may designate from time to time by notice given in the manner provided above, of any process in any action to enforce, interpret or construe any provision of this Agreement

Clause 6. Force Majeure

A.
No party hereto shall be liable for any failure to perform the terms of the Agreement so long as and to the extent that such failure is due to Force Majeure.  “Force Majeure” means acts of God, national or industry-wide strikes, national or industry-wide lockouts, or other national or industry-wide labor disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, terrorism, blockades, insurrections, epidemics, landslides, lightning, earthquakes, fire, loss, floods, washouts, explosions, breakdowns or accidents, or any other similar cause, which prevents that party from performing any of its obligations or enjoying any of its rights under or pursuant to this Agreement in whole or in part, provided that:

(i)	Such event was beyond the control of the party claiming Force Majeure;

(ii)	Such party could not reasonably be expected to have taken into account the impediment or its effects upon its ability to perform at the time of execution of this Agreement; and

(iii)	Such party could not reasonably have avoided or overcome its effect, acting as a reasonable and prudent operator.

The Force Majeure shall, so far as possible, be remedied with all reasonable dispatch by the affected party, and, thereafter, the affected party will use its good faith commercial efforts to resume full performance of its obligations under this Agreement.  Each party will use good faith efforts to minimize and mitigate the damage or effect of any delay caused by any Force Majeure.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

B.
Notification.  The party whose performance is affected or who has reason to believe that such performance may be affected by reason of Force Majeure shall as promptly as possible, but not later than three (3) business days from the occurrence of a Force Majeure event, give written notice thereof to the other party, giving the particulars of the event, including supporting documentation if available.  The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay and shall give written notice when the Force Majeure ceases.  Failure to give notice as provided herein shall preclude the failing party from relying on Force Majeure to suspend its performance of the terms of this Agreement.

C.	If suspension of performance due to Force Majeure continues for more than thirty days, the non-affected party may terminate this Agreement in whole or in part, without liability to the affected party.

Clause 7. Taxes and Expenses; Approvals

A.
All dues, duties, taxes, loading charges or other expenses of any kind that may affect the Goods and that are imposed in or by the country of origin shall be for the account of, and payable by, Seller.

B.
All dues, duties, taxes, offloading charges or other expenses of any kind whatsoever that may affect the Goods and that are imposed in or by the country of destination shall be for the account of, and payable by, Buyer.

C.	Each of Seller and Buyer agree to obtain the governmental consents, waivers, approvals or authorizations required for each shipment hereunder.

Clause 8. Miscellaneous

A.	Definitions:

US Dollars and US Cents	Means respectively dollars and cents in lawful currency of the United States of America
Ton / Metric Tons	Means 1,000 kilograms determined on a natural / wet basis
Dry Metric Ton (DMT)	Means a metric ton determined on a dry basis
Ore on a “Natural Basis”	Means Ore in its natural or wet state
Ore on a “Dry Basis”	Means Ore dried at 105 degrees Centigrade
Parties	Means Buyer and Seller both together
Discharging Port	Non considered selling FOB Vessel a Loading Port
CIQ	Means Entry-Exit from country of loading port, certificate of quality and quantity by SGS or other mutually agreed upon company.
FOB	Shall have the meaning ascribed thereto in INCOTERMS 2000 (as amended from time to time), except as modified by this contract
CIF	Shall have the meaning ascribed thereto in INCOTERMS 2000 (as amended from time to time), except as modified by this contract
SHINC	Sundays and Holidays Included

B.
Signature:  Signature and delivery terms shall have the meaning assigned to them pursuant to the Incoterms 2000 or any subsequent edition, as published by the International Chamber of Commerce, unless otherwise agreed to by the parties.

C.
Survival.  All representations, warranties and covenants made by the parties hereto shall be considered to have been relied upon by the parties hereto and shall survive the execution, delivery and performance of this Agreement.

D.
Successors and Assigns.  No party hereto may assign, pledge or encumber this Agreement without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, Buyer shall have the right to assign, grant and transfer to and for the benefit of the lenders to Buyer funding any payments to be made hereunder all right, title and interest which Buyer now has or which shall thereafter arise in and to this Agreement, all shipments that are due to and become due to Buyer hereunder and all claims resulting from any failure of performance or compliance with any of the provisions of this Agreement, in each case in accordance with the financing agreements to be entered into with Buyer.  Notwithstanding that forgoing, Seller may assign this agreement to any corporate entity or subsidiary associated with Hurricane Global Resource Corporation.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

E.
Entirety of Contract:  This Agreement and attached Supplier Addendums contain the entire agreement of the parties as to the subject matter hereof, all prior commitments, proposals and negotiations concerning the subject matter hereof being merged herein.  No other terms and condition, whether contained in Buyer’s purchase order, shipping release, or elsewhere shall binding upon seller.

F.
Severability.  If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable.

G.
Counterpart Execution.  This Agreement may be executed in any number of counterparts and may be executed and delivered via electronic transmission (including by facsimile or PDF file transmitted by email) with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, each of which counterparts, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding all of the parties hereto.

H.	Amendments; Waivers.

(i)
No amendment of any provision of this Agreement or any Supplier Addendum shall be effective unless it is in writing (which includes writing contained in email) and signed by authorized representatives of both parties hereto.

(ii)
No failure on the part of either party to exercise, and no delay in exercising, any right hereunder or under any related documents shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of each party provided herein and in other related documents

a)	are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law and

b)	are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other.

I.
Notices:  All demands, notices, requests and consents hereunder (“Notices”) shall be in writing, in the English language (or accompanied by an accurate English language translation upon which the recipient shall have the right to rely for all purposes), and shall be deemed to have been duly given if personally delivered by courier service, messenger or telecopy at, or if duly deposited in the mail, by certified or registered mail, postage prepaid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

(i.) In case of Seller: WorldVest, Inc. dba WorldVest Hurricane Resources 295 Madison Ave, 12th Floor New York, NY 10017 Garrett K. Krause, Chairman and CEO Tel: +1-310-277-1513 Fax: +1-310-919-3116	(ii) In case of Buyer: Tianjuin Metallurgical No.1 Iron & Steel Group 928 Dagu South Road, HeXi District Tianjin, PRC Li Gouren Tel: +86-22 88264382 Fax: +86-22 88264382

All Notices shall be effective either:

a)	at the time of actual delivery thereof;

b)	if given by telecopy, upon electronic confirmation of delivery; or

c)
if given by certified or registered mail, five (5) Business Days after certification or registration thereof, to any officer (or an authorized recipient of deliveries to the office) of the party to whom given. Communication in the normal course of business between the parties, including Notices, may be conducted, in addition to the methods specified herein, by email.  Notices delivered by email shall be effective when

i.	delivered to the email addresses specified herein; and

ii.	the recipient acknowledges receipt.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

IN WITNESS WHEROF, THE PARTIES HAVE DULY EXECUTED AND DELIVERED THIS AGREEEMENT AS OF THE DATE FIRST WRITTEN ABOVE AND THE BELOW ELECTRONIC SIGNATURES ARE TO BE CONSIDERED ORGINAL AND LEGALLY BINDING.

SELLER WORLDVEST, INC. DBA WORLDVEST HURRICANE RESOURCES /s/ Garrett K. Krause Mr. Garrett K. Krause, Managing Director Date: July 1, 2010	BUYER TIANJUIN METALLURGICAL NO.1 IRON & STEEL GROUP /s/ Li Gouren Mr. Li Gouren, General Manager Date: July 1, 2010

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116